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                                                                  Exhibit 5(b)-2



                   INVESTMENT SUB-ADVISORY AGREEMENT

                             July 7, 1989


Alliance Capital Management L.P.
1345 Avenue of the Americas
New York, New York  10105

Dear Sirs:

         GW Sierra Trust Funds (the "Company"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, and Great Western Financial Advisors Corporation ("GW Advisors"), a corporation organized under the laws of the state of California, hereby agree with Alliance Capital Management L.P. (the "Sub-Adviser") as follows:

         1.       Investment Description; Appointment

         The Company desires to employ the capital of GW U.S. Government Money Market Fund (the "Fund") by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Master Trust Agreement, as amended, and in its Prospectus and Statement of Additional Information relating to the Fund as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Company. Copies of the Company's Prospectus, Statement of Additional Information and Master Trust Agreement, as amended, have been or will be submitted to the Sub-Adviser. The Company agrees to provide copies of all amendments to the Company's Prospectus, Statement of Additional Information and Master Trust Agreement to the Sub-Adviser on an on-going basis. The Company desires to employ and hereby appoints the Sub-Adviser to act as investment sub-adviser to the Fund. The Sub-Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

         2.       Services as Investment Sub-Adviser

         Subject to the supervision of the Board of Trustees of the Company and of GW Advisors, the Fund's investment adviser, the Sub-Adviser will (a) act in conformity with the Company's Master Trust Agreement, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended,
(b) make investment decisions for the Fund in accordance with the Fund's investment objective(s) and policies as stated in the Company's Prospectus and Statement of


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Additional Information as from time to time in effect and (c) place purchase and sale orders on behalf of the Fund to effectuate the investment decisions made. In providing those services, the Sub-Adviser will supervise the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Sub-Adviser will furnish the Fund or GW Advisors with whatever statistical information the Fund or GW Advisors may reasonably request with respect to the instruments that the Fund may hold or contemplate purchasing.

         3.       Brokerage

         In executing transactions for the Fund and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Sub-Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Sub-Adviser, GW Advisors or one of their affiliates exercises investment discretion.

         4.       Information Provided to the Company

         The Sub-Adviser will keep the Company and GW Advisors informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Company and GW Advisors from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

         5.       Standard of Care

         The Sub-Adviser shall exercise its best judgment in rendering the services described in Paragraphs 2 and 3 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment

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Company Act of 1940) or (b) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (each such breach, act or omission described in (a) or (b) shall be referred to as "Disqualifying Conduct").

         6.       Compensation

         In consideration of the services rendered pursuant to this Agreement, GW Advisors will pay the Sub-Adviser on the first business day of each month a fee for the previous month at the annual rate of
 .15% of the Fund's average daily net assets. The Sub-Adviser shall have no right to obtain compensation directly from the Fund or the Company for services provided hereunder and agrees to look solely to GW Advisors for payment of fees due. The fee for the period from the date the Company's initial registration statement is declared effective by the Securities and Exchange Commission to the end of the month during which the initial registration statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Company's Prospectus or Statement of Additional Information relating to the Fund as from time to time in effect.

         7.       Expenses

         The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions. The Company will bear certain other expenses to be incurred in its operation, including but not limited to: organizational expenses, taxes, interest, brokerage fees and commissions, if any; fees of trustees of the Company who are not officers, directors or employees of the Sub-Adviser, GW Advisors, the Fund's sub-administrator or any of their affiliates; Securities and Exchange Commission fees and state Blue Sky qualification fees; out-of-pocket expenses of custodians, transfer and dividend disbursing agents and the Company's sub-administrator and transaction charges of custodians; insurance premiums; outside auditing and legal expenses; costs of maintenance of

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the Company's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Trustees of the Company; and any extraordinary expenses. In addition, the Fund pays a distribution fee pursuant to the terms of a Distribution Plan adopted under Rule 12b-1 of the Investment Company Act of 1940.

         8.       Services to Other Companies or Accounts

         The Company understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to one or more other investment companies or series of investment companies, and the Company has no objection to the Sub-Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Company recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund. In addition, the Company understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         9.       Term of Agreement

         This Agreement shall become effective as of the date the Fund commences its investment operations and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Company or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on

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such approval. This Agreement is terminable, without penalty, on 60 days'
written notice, by the Board of Trustees of the Company or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Sub-Adviser, or GW Advisors. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act). The Sub-Adviser agrees to notify the Company of any circumstances that might result in this Agreement being deemed to be assigned. The Sub-Adviser agrees to notify the Company of any changes in the membership of the general partners of the Sub-Advisor within a reasonable time.

         10.      Representations of the Company and the Sub-Adviser

         The Company represents that (i) a copy of its Master Trust Agreement, dated February 22, 1989, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, (ii) the appointment of the Sub-Adviser has been duly authorized and (iii) it has acted and will continue to act in conformity with the Investment Company Act of 1940 and other applicable laws.

         The Sub-Adviser represents that it is authorized to perform the services described herein.

         11.      Indemnification

         GW Advisors shall indemnify and hold harmless the Sub-
Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys fees and other related expenses), howsoever arising from or in connection with this Agreement or the performance by Sub-Adviser of its duties hereunder; provided, however that nothing contained herein shall require that the Sub-Adviser be indemnified for Disqualifying Conduct.

         12.      Limitation of Liability

         This Agreement has been executed on behalf of the Company by the undersigned officer of the Company in his capacity as an officer of the Company. The obligations of this Agreement shall be binding upon the assets and property of the Fund only and not upon the assets and property of any other investment fund of the Company and shall not be binding upon any Trustee, officer or shareholder of the Fund and/or the Company individually.

         13.      Entire Agreement

         This Agreement constitutes the entire agreement between the parties hereto.

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         14.      Governing Law

         This Agreement shall be governed in accordance with the laws of the State of Massachusetts.

         If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                  Very truly yours,

                                  GW SIERRA TRUST FUNDS

                                  By: /s/
                                      -------------------------------------
                                              President


                                  GREAT WESTERN FINANCIAL ADVISORS
                                           CORPORATION


                                  By: /s/
                                      -------------------------------------
                                      Title:  President


Accepted:

Alliance Capital Management L.P.
By:  Alliance Capital Management
     Corporation, General Partner

     /s/David R. Brewer
By:_______________________________
   Title:David R. Brewer
         Assistant Secretary


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